Exhibit 99.2

CONVERGYS NEWS RELEASE

Convergys Announces Planned Executive Leadership Changes

Jeff Fox to be Executive Chairman of the Board of Directors;

Andrea Ayers to be President and Chief Executive Officer;

Andre Valentine to be Chief Financial Officer

(Cincinnati; May 8, 2012) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced several planned management changes that will align the leadership team with the company’s sharpened focus on the Customer Management business. The management changes will be effective in the third and fourth quarter of 2012.

Jeff Fox, currently President and CEO and a director of the company, will become Executive Chairman of the Board of Directors in the fourth quarter of 2012. Phil Odeen, currently non-Executive Chairman, will continue to serve as a director of the company.

Fox will be succeeded as President and CEO by Andrea Ayers, currently President and COO of Customer Management. Previously, Ayers served as President of Customer Management, where she was responsible for all delivery operations. Ayers has also held senior positions in sales, operations and marketing during her 22-year tenure at Convergys.

Earl Shanks, currently CFO, plans to leave the company in the third quarter of 2012 after leading the corporate simplification process and reporting the company’s second quarter results.

Shanks will be succeeded as CFO by Andre Valentine, currently Senior Vice President Finance for Customer Management. Previously, Valentine served as Senior Vice President and Controller. Valentine has been with Convergys and its predecessor companies since 1997.

Odeen said, “Jeff Fox and Earl Shanks have been central to our effort to sharpen the Company’s focus through the sales of our HR Management business in 2010, our cellular partnership holdings in 2011 and our soon-to-close sale of the Information Management business. We are grateful for their many contributions to the company, their strong focus on positioning the company to deliver shareholder value and their continued commitment to ensuring a seamless management transition that will position the company well for the future.”

Odeen continued, “We are pleased that Jeff has agreed to serve as Executive Chairman and provide important continuity as we focus on the disciplined deployment of capital to generate returns for our shareholders. As for Earl, I speak for the whole board and management team in offering our sincere thanks for his service and best wishes as he plans his next chapter.”

Fox added, “As executive chairman I will assist the management team to build on our unique position as a well capitalized market-leading customer management business and strategically deploy our significant capital position as we work to reward our shareholders.”

Fox continued, “Andrea Ayers is a talented and proven leader, with deep expertise and strong operational experience in the customer care industry. Andre Valentine, a highly talented finance executive, has been instrumental in improving profitability while guiding our investment strategy for the business. Both have worked diligently to enhance our delivery and distribution capabilities, strengthen client relationships and increase program retention. Under their leadership, we are confident that Convergys will continue to deliver outstanding value for clients and superior returns for our shareholders.”

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to marquee clients all over the world.

Convergys has approximately 75,000 employees in 69 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, Africa, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Jeff Hazel, Public/Media Relations

+1 513 723 7153 or jeff.hazel@convergys.com